                                                                     Exhibit 4.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          NEWBRIDGE PARENT CORPORATION


                  Newbridge Parent Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 1998 under the name Newbridge Parent Corporation.

                  2. This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

                  3. This Restated Certificate of Incorporation and the amendments to the Certificate of Incorporation contained herein were declared advisable and adopted by the Board of Directors of the Corporation on November 20, 1998, and were approved by the unanimous written consent of the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and have been duly adopted in accordance with the provisions of Section 242(b) and 245 of the General Corporation Law of the State of Delaware.

                  4. The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:


                           FIRST: The name of the Corporation is Northwest
                  Airlines Corporation.

                           SECOND: The address of the registered office of the
                  Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at the address is The Corporation Trust Company.

                           THIRD: The purpose of the Corporation is to engage in
                  any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

                           FOURTH: The total number of shares of stock which the
                  Corporation has authority to issue is 360,020,000 shares, consisting of: (i) 315,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); and

                  (ii) 45,020,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                           Preferred Stock. Pursuant to Section 151 of the
                  Delaware General Corporation Law, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law.

                           FIFTH: (a) Limitation of Voting Rights.
                  Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, at no time shall Alien Owned Shares be voted, unless such shares are registered on the Foreign Stock Record, as defined in the Bylaws, maintained by the Corporation. The Bylaws may contain provisions to implement this provision.

                           (b) Bylaws, Legends. Etc. (i) The Bylaws of the
                  Corporation may make appropriate provisions to effect the requirements of this Article FIFTH.

                                    (ii) All certificates representing Common or
                  any other voting stock of the Corporation are subject to the restrictions set forth in this Article FIFTH.

                                    (iii) A majority of the directors of the
                  Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article FIFTH, and the good faith determination of a majority of the directors on such matters shall be conclusive and binding for all the purposes of this Article FIFTH.

                           (c) Beneficial Ownership Inquiry. (i) The Corporation
                  may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

                           (A) all equity securities of the Corporation as to
                  which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

                           (B) the number and class or series of equity
                  securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certificate.

                                    (ii) With respect to any equity securities
                  identified by such Person in response to Section (c)(i) of this Article FIFTH, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article FIFTH.

                                    (iii) For purposes of applying the
                  provisions of this Article FIFTH with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section
                  (c), the Corporation shall presume that the equity securities in question are owned or controlled by Persons who are not U.S. Citizens.

                           SIXTH: The following provisions are inserted for the
                  management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                                    (1) The Board of Directors shall have
                           concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                                    (2) The number of directors of the
                           Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

                           SEVENTH: Meetings of stockholders may be held within
                  or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                           EIGHTH: To the fullest extent permitted by the
                  Delaware General Corporation Law (including the provisions thereof regarding advancement of expenses), the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan). Except as otherwise provided by the Delaware General Corporation Law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by the Delaware General Corporation Law, the foregoing rights in this Article EIGHTH shall be deemed to be a contract between the Corporation and each director who served or serves at any time while this Article EIGHTH is in effect. Any right or protection of an officer or a director of the Corporation under this Article EIGHTH shall inure to the benefit of the indemnitee's heirs, executors, and administrators.

                           NINTH: Attached hereto as Exhibit C are the terms and
                  provisions of the Series C Preferred Stock (the "Certificate of Designation for Series C Preferred Stock"), which terms and provisions are incorporated herein and made a part hereof.

                           TENTH: Attached hereto as Exhibit D are the terms and
                  provisions of the Series D Preferred Stock (the "Certificate of Designation for Series D Preferred Stock"), which terms and provisions are incorporated herein and made a part hereof.

                           ELEVENTH: The following terms shall have the
                  following meaning for the purpose of this Restated Certificate of Incorporation:

                           "Alien Owned Shares" shall mean any shares of any
                  class of outstanding voting stock of the Corporation which are owned, of record or beneficially, or otherwise controlled, by any Person or Persons who are not United States Citizens.

                           "Beneficial Ownership," "Beneficially Owned," or
                  "Owned Beneficially" refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the Exchange Act.

                           "DOT" shall mean the United States Department of
                  Transportation or any other federal department or agency at the time administering the Federal Aviation Act.

                           "Exchange Act" shall mean the Securities Exchange Act
                  of 1934, as amended.

                           "Permitted Percentage" shall mean 25% of the voting
                  interest in the Corporation, or such other percentage of the voting interest in the Corporation as hereafter may be owned or controlled by persons who are not United States Citizens without loss, under Section 1301(16) of Title 49 of the United States Code or any successor or other applicable law or regulation, of the United States Citizen status of the Corporation or any Subsidiary.

                           "Person" shall mean any individual, corporation,
                  partnership, trust or other entity of any nature whatsoever.

                           "Qualified Holder" shall mean with respect to a share
                  of Common Stock any person who (a) is the current or former employee of the Corporation or one of its subsidiaries (a "Corporation Employee") to whom such stock is allocated under the Northwest Airlines Corporation Employee Stock Plan (the "Plan") or under any separate arrangements (other than the
                  Plan) ("Separate Arrangements") under which Series C Preferred Stock is issued pursuant to the Letter Agreements, as defined in the Certificate of Designation of such preferred stock, in respect of the Plan, and to whom such stock is distributed from the trusts for the benefit of Corporation Employees in respect of the Plan or pursuant to the Separate Arrangements,
                  (b) is a trustee or custodian under the Plan, any Separate Arrangement, any other qualified plan maintained by the Corporation or an individual retirement account of a Corporation Employee referred to in clause (a) above or such employee's death beneficiary, (c) is the spouse or child of a Corporation Employee referred to in clause (a) above, or a trust for the benefit of such spouse or child, to whom such stock is transferred by such employee, or (d) in the event of the death of a Corporation Employee referred to in clause (a) above, is an heir, executor, administrator, testamentary trustee or legatee of such employee by operation of such employee's will or the laws of intestacy.

                           "Retained Earnings" shall mean retained earnings of
                  the Corporation as calculated in accordance with generally accepted accounting principles in the United States, on a consolidated basis.

                           "Stockholders' Agreement" shall mean the Investor
                  Stockholders' Agreement dated as of July 21, 1989, as amended, among the Corporation and certain other Persons, a copy of which shall be maintained by the Corporation at its registered office in Delaware or at its principal place of business.

                           "Subsidiary" shall mean any corporation of which a
                  majority of any class of equity security is owned, directly or indirectly, by the Corporation.

                           "Transfer" shall mean any transfer, sale, assignment,
                  exchange, mortgage, pledge, hypothecation or other disposition of any Common Stock or any interest therein.

                           "United States Citizen" shall mean any person who is
                  a Citizen of the United States as defined in Section 1301(16) of Title 49 of the United States Code, as in effect on the date in question, or any successor statute or regulation.

                           TWELFTH: The Corporation reserves the right to amend,
                  alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                                                       EXHIBIT C



                           CERTIFICATE OF DESIGNATIONS

                                       OF

                         SERIES C VOTING PREFERRED STOCK


                                       OF

                          NEWBRIDGE PARENT CORPORATION

             (which shall be renamed Northwest Airlines Corporation)

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                               -------------------



                  Newbridge Parent Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"; it being understood that such term, with respect to all times prior to the merger of Newbridge Merger Corporation, a Delaware corporation, with and into Northwest Airlines Corporation, a Delaware corporation ("Old Northwest"), shall refer to Old Northwest), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting on November 20, 1998:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Corporation's Restated Certificate of Incorporation, as amended to date (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations thereof, as follows:

                  (1) Designation. The designation of the series of Preferred Stock authorized by this resolution shall be Series C Voting Preferred Stock, par value $0.01 per share" (the "Series C Voting Preferred Stock"), consisting of 25,000,000 shares.

                  (2) Rank. The Series C Voting Preferred Stock shall, with respect to dividend, repurchase, repayment and redemption rights and rights on any liquidation, winding up or dissolution of the Corporation, rank junior to the series A preferred stock, par value $0.01 per share (the "Series A Preferred Stock") of the Corporation and the series B preferred stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Corporation. The Series C Voting Preferred Stock shall, with respect to dividend, repurchase, repayment and redemption rights and rights on any liquidation, winding up or dissolution of the Corporation, rank prior to all classes of the common stock, par value $0.01 per share, of the Corporation. All equity securities of the Corporation to which the Series C Voting Preferred Stock may rank prior with respect to dividends and upon liquidation, dissolution, winding up or otherwise are collectively referred to herein as the "Junior Securities"; all equity securities of the Corporation as to which the Series C Voting Preferred Stock may rank on a parity as to any one of dividends or upon liquidation, dissolution, winding up or otherwise and does not rank senior as to any of the same are collectively referred to herein as the "Parity Securities"; and all equity securities of the Corporation to which the Series C Voting Preferred Stock may rank junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as the "Senior Securities". The Series C Voting Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

                  (3) Dividends. (i) The holders of the shares of Series C Voting Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate described in paragraph
(3)(ii) (the "Dividend Rate"). Such dividends shall accrue annually in arrears. The first dividend shall accrue on August 1, 1994 (unless the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") is Publicly Traded prior to August 1, 1994, in which event no dividend shall accrue) and thereafter, dividends shall accrue on each August 1 (each date on which dividends are scheduled to accrue being a "Dividend Date"); provided, however, that if the Common Stock becomes Publicly Traded during the twelve-month period from one Dividend Date to the next Dividend Date (each such period, a "Dividend Year"), then no dividend shall accrue for such Dividend Year or any Dividend Year thereafter, provided, further, that if thereafter during such Dividend Year or during any succeeding Dividend Year, the Common Stock should not be Publicly Traded on the business day immediately preceding the Dividend Date for such Dividend Year, the dividend shall commence accruing in full once again, in the manner described herein, commencing on the Dividend Date occurring at the end of such Dividend Year. Such dividends shall accrue to those parties who hold the Series C Voting Preferred Stock of record, or who are deemed pursuant to Section
2.2 of the Letter Agreements to hold such Series C Voting Preferred Stock, at the close of business on the fifteenth day of the month immediately preceding each Dividend Date (each of such dates being a "Record Date"). Each of such annual dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the twelve-month period at the end of which such dividend may be accrued as herein provided.

                  (ii) (a) The Dividend Rate per share of Series C Voting Preferred Stock shall be 5% per annum of (i) the aggregate Actual Savings realized by the Corporation for all holders of Series C Voting Preferred Stock from the Wage Savings Date to the Dividend Date, increased by the aggregate amount of the previously accrued dividends, divided by (ii) the total number of shares of Series C Voting Preferred Stock issued (or deemed, pursuant to Section 2.2 of the Letter Agreements, to have been issued by the Corporation), without taking into account any exercise of the Special Conversion Option; provided, however, that dividends shall cease to accrue with respect to any share of the Series C Voting Preferred Stock upon either the conversion or repurchase of such share.

                  (b) In the event that the Corporation fails to take such action with respect to all of the Series C Voting Preferred Stock with respect to which the Put Right is exercisable pursuant to the terms of paragraphs 9(i) or 9 (iii) upon exercise of such Put Right, effective as of the Put Date each outstanding share of Series C Voting Preferred Stock shall start to accrue a quarterly dividend at a rate equal to the greater of (x) 12% per annum or (y) the highest dividend rate payable on any then outstanding series or class of the Corporation's preferred stock in the event of a default by the Corporation in the redemption or payment of dividends on such series or class of preferred stock, in each case of the amount per share specified in Section 3 (ii)(a) above, until such shares are repurchased in accordance with paragraphs 9(i) or 9
(iii).

                    (iii) All dividends accrued with respect to shares of the Series C Voting Preferred Stock pursuant to paragraph (3)(i) shall accrue pro rata to the holders entitled thereto.

                     (iv) Subject to the foregoing provisions of this paragraph
(3) and the provisions of paragraph 9(iv), the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities or Parity Securities, and may repurchase or otherwise redeem any of the Junior Securities or Parity Securities or any warrants, rights, options or other securities exercisable for or convertible into any of the Junior Securities or Parity Securities, and the holders of the shares of the Series C Voting Preferred Stock shall not be entitled to share therein.

                  (4) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Voting Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Put Price for each such share outstanding on the date of liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities.

                  Except as provided in the preceding sentence, holders of Series C Voting Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series C Voting Preferred Stock and any Parity Securities, after payment in full of any liquidation preference on any Senior Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Voting Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (ii) For the purposes of this paragraph 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up; provided, however, in the event that the Corporation or Northwest Airlines, Inc. ("Northwest") is sold as an entirety (whether pursuant to a sale of stock, merger, asset sale or otherwise) prior to the end of the Wage Savings Period, either (a) the issuance of any Series C Voting Preferred Stock which is required to be issued in the future by the Corporation pursuant to the Letter Agreements in respect of the remainder of the Wage Savings Period but which has not yet been so issued ("Unissued Series C Voting Preferred Stock"), and the issuance of any common stock of the Corporation which is required to be issued in lieu of Unissued Series C Voting Preferred Stock following the exercise of the Special Conversion Option, shall be accelerated to the time of such sale or to a time prior to such sale sufficient to ensure the holders of such stock shall be entitled to participate in such transaction or (b) other arrangements reasonably acceptable to the Unions shall be made so that the holders of the Series C Voting Preferred Stock or persons entitled to receive such common stock shall receive the value of such shares of Series C Voting Preferred Stock or common stock (as the case may be) as if such shares had been fully issued at the time of such sale.

                  (5) Optional Redemption. (i) Notwithstanding Section 3.1(d) of the Letter Agreements, and subject to Sections 2, 6(iv) and 6(v) hereof, the Corporation may redeem at its option the Series C Voting Preferred Stock, at any time and from time to time following August 1, 1996, in whole or in part, at a redemption price equal to the Put Price per share without interest, to the extent the Corporation shall have funds legally available for such payment; provided, however, that the Corporation shall not redeem any shares of Series C Preferred Stock prior to the redemption in full of the Series A Preferred Stock and Series B Preferred Stock.

                     (ii) Shares of Series C Voting Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

                  (6) Procedure for Redemption. (i) In the event the Corporation shall redeem shares of Series C Voting Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect thereon shall affect the validity of the proceeding for the redemption of any shares of Series C Voting Preferred Stock to be redeemed except as to any holder to whom the Corporation has failed to give said notice and any holder whose notice was defective. Each such notice shall state: (v) the redemption date; (w) the number of shares of Series C Voting Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder pursuant to paragraph 5(i), the number of shares to be redeemed or exchanged from such holder; (x) the redemption price; (y) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (z) that dividends on the shares to be redeemed shall cease to accrue on such redemption date.

                  (ii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series C Voting

Preferred Stock so called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series C Voting Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and the rights provided in paragraph 6 (iii)) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                    (iii) Holders of Series C Voting Preferred Stock to be redeemed shall be permitted to convert such shares of Series C Voting Preferred Stock in accordance with the terms set forth in Section 8 hereof during the 60-day notice period.

                     (iv) In the event that fewer than all the outstanding shares of Series C Voting Preferred Stock are to be redeemed pursuant to paragraph 5(i), the number of shares to be redeemed shall be determined by the Board of Directors, and the shares shall be redeemed pro rata among the holders thereof, including the Trusts and Separate Arrangements (as each such term is defined in paragraph (4)(iv)), and, within each Trust or Separate Arrangement, shall be redeemed among the employees who are the beneficiaries of such Trust or Separate Arrangement in accordance with the terms of such Trust or Separate Arrangement.

                      (v) Notwithstanding any other provision of this Section
(6), each trust and separate arrangement to which Series C Voting Preferred Stock was issued pursuant to the Letter Agreements for the benefit of members of the Unions or management employees (the "Trusts" and "Separate Arrangements") may retain, for purposes of exercising the corporate governance rights provided herein and in the By-laws of the Corporation, at least one share of Series C Voting Preferred Stock, which shall not be subject to optional redemption pursuant to paragraph 5 prior to the earlier of (x) August 1, 2003 and (y) the date on which the number of outstanding shares of Employee Stock constitutes less than 25% of the shares of Employee Stock outstanding on August 1, 1996; provided, however, that a minimum number of shares shall be retained by such Trusts and Separate Arrangements so that the proportion of voting rights held by such Trusts and Separate Arrangements in respect of the Series C Voting Preferred Stock immediately prior to any optional redemption shall be maintained subsequent to any optional redemption.

                  (7) Voting Rights. (i) The Series C Voting Preferred Stock shall be entitled to vote in parity with all voting common stock of the Corporation on all matters submitted to stockholders for vote, except as set forth below with respect to the election of directors. The per share vote of each share of Series C Voting Preferred Stock at any time shall be equal to (a)
(1) the total number of shares of Series C Voting Preferred Stock issued or to be issued pursuant to the Letter Agreements either to the Trusts or pursuant to any Separate Arrangements (assuming no exercise of the Special Conversion Option) or, if greater, the number of shares of Common Stock into which all such shares of Series C Voting Preferred Stock (including any shares of Series C Voting Preferred Stock (x) not yet issued, (y) already converted or (z) with respect to which the Special Conversion Option has been exercised) would be convertible at such time hereunder, minus (2) the total number of shares of Series C Voting Preferred Stock which, prior to such time, have been converted into shares of common stock, or, if greater, the number of shares of Common Stock into which those shares would be convertible at such time if they had not previously been converted, divided by (b) the total number of shares of Series C Voting Preferred Stock then outstanding.

                  (ii) (a) So long as any shares of the Series C Voting Preferred Stock are outstanding, the Series C Voting Preferred Stock shall be entitled to elect three directors, each of whom shall be an individual who is at that time of his election an eligible candidate by virtue of satisfying the qualifications described in paragraph 7(ii)(b) below and who thereafter continues to satisfy such qualifications; shall be elected exclusively by the holders of the Series C Voting Preferred Stock as set forth in paragraph 7 (ii)
(c) below. Prior to August 1, 1996, the number of Series C Directors shall constitute not less than 20% of the number of directors sitting on the Board of Directors. After August 1, 1996 the number of Series C Directors shall be the greater of (i) three or (ii) 15% of the total number of directors then setting on the Board of Directors. Subject to the foregoing provisions, the Corporation may increase the size of the Board of Directors at any time. Holders of Series C Voting Preferred Stock shall not be entitled to vote such stock for the election of any directors of the Corporation other than the Series C Directors.

                  (b) Of the three directors that the holders of Series C Voting Preferred Stock shall be entitled to elect, one shall be qualified to serve as a Series C Director by virtue of being nominated by the President of the IBT, one by virtue of being nominated by the President of the IAM and one by virtue of being nominated by the Northwest Airlines, Inc. Master Executive Council of ALPA. If the holders of Series C Voting Preferred Stock are entitled under the terms hereof to elect more than three directors, ALPA, the IBT, and the IAM, each acting through its President or the Northwest Airlines, Inc. Master Executive Council of ALPA, shall each be entitled to nominate one-third of the Series C Directors and if the total number of Series C Directors is not a multiple of three, any remaining Series C Directors shall be nominated by a unanimous vote of the existing Series C Directors designated by the three unions. Only those individuals who are nominated in accordance with this paragraph 7(ii)(b) shall be qualified to serve as Series C Directors.

                  (c) The holders of Series C Voting Preferred Stock shall be entitled to vote on the slate of Series C Directors nominated in accordance with the provisions set forth herein or, to the extent not inconsistent with the provisions herein, in the bylaws of the Corporation, and shall not have the right to vote on the election of any single Series C Director individually.

                  (d) In the event that the Corporation fails to repurchase all of the Series C Voting Preferred Stock with respect to which the Put Right is exercisable pursuant to paragraphs 9(i) or 9 (iii), effective as of the Put Date, the number of Series C Directors shall be increased to the greater of (x) three more than the number of Series C Directors then serving on the Corporation's Board of Directors or (y) the number of directors that would cause the proportion of Series C Directors to the total number of directors to be equal to the proportion of the total voting power of all shares of Series C Voting Preferred Stock then outstanding to the total voting power of all shares of all voting capital stock of the Corporation then outstanding.

                    (iii) The entitlement of the Series C Voting Preferred Stock to elect the Series C Directors shall expire on the first date on which no shares of Series C Voting Preferred Stock are outstanding, whether as a result of conversions, exchanges, repurchases or redemptions.

                  (8) Conversion Rights. (i) The Series C Voting Preferred Stock shall be convertible at any time into common stock of the Corporation on the basis set forth below. Except to the extent otherwise provided in this paragraph 8, each share of Series C Voting Preferred Stock shall be convertible into 1.364 shares of Common Stock.

                  (ii) On or before the earlier of (a) April 30, 1994 (or, if later, 30 days after the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 1993 have been made available to the Unions) or (b) 10 days after the filing with the Securities and Exchange Commission of a registration statement relating to an underwritten initial public offering of the Common Stock representing not less than 10% of the Common Stock outstanding on a fully diluted basis after giving effect to such offering, each of (x) the Trustees of the Trusts and Separate Arrangements, (except for those Trusts and Separate Arrangements for the benefit of ALPA employees who are members of the Air Line Pilots Association International ("ALPA"), or the trust beneficiaries to the extent specified below); and (y) ALPA with respect to the Trusts and Separate Arrangements for the benefit of ALPA employees, shall have the right (A) to convert each share of Series C Voting Preferred Stock held by such Trust or Separate Arrangement into 1.909 shares of Common Stock and (B) to receive, in respect of all future contributions to such Trust or Separate Arrangement, Common Stock in lieu of Series C Voting Preferred Stock, at the same conversion rate specified in clause (A) above; provided, however, that such right may be exercised with respect to some or all of the shares of Series C Voting Preferred Stock held or to be received by such Trust or Separate Arrangement but may be exercised not more than once. The right set forth in this paragraph 8(ii) is referred to herein as the "Special Conversion Option." The Special Conversion Option may be exercised by the trust beneficiaries with respect to stock allocated to their accounts only if the Corporation has previously filed a registration statement with the Securities and Exchange Commission with respect to the Common Stock to be received upon exercise of such option.

                  (iii) [DELETED]

                  (iv)  [DELETED]

                  (v) Each share of Series C Voting Preferred Stock shall automatically convert into 1.364 shares of the Common Stock upon the sale, transfer, exchange or other disposition of record or beneficial ownership of such share to (or with) any person who is not a Qualified Holder (a "Non-Qualified Sale").

                  (vi) The shares of Series C Voting Preferred Stock shall be convertible at the main office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest one-hundredth of a share) of Common Stock, at the Conversion Ratio in effect at the time of conversion set forth above. As used herein, "Conversion Ratio" shall mean a fraction of which the numerator shall be one and the denominator shall be the number of shares of Common Stock into which each share of Series C Voting Preferred Stock is convertible as provided herein. The Conversion Ratio shall be subject to adjustment from time to time as set forth below. In order to convert shares of Series C Voting Preferred Stock into Common Stock the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at such office that he or she elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of Series C Voting Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                  (vii) Shares of Series C Voting Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment at the Trading Price in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                  (viii) In case at any time after the issuance of the Series C Voting Preferred Stock, the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in shares of its Common Stock, the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be adjusted so that the same shall equal the ratio determined by multiplying such Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph 8(viii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                  (ix) In case at any time after the issuance of the Series C Voting Preferred Stock, the Corporation shall issue rights or warrants (other than those referred to in paragraph 8(xii) or stock options granted to Corporation Employees) to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Trading Price per share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Ratio in effect at the opening of business on the day following the date fixed for such determination shall be adjusted so that the same shall equal the ratio determined by multiplying such Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of

Common Stock so offered for subscription or purchase would purchase at such Trading Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph 8(ix), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

                  (x) In case at any time after the issuance of the Series C Voting Preferred Stock, outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case at any time after the issuance of the Series C Voting Preferred Stock, outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (xi) In case at any time after the issuance of the Series C Voting Preferred Stock, the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (a) any rights or warrants to subscribe for or purchase any security of the Corporation (other than those referred to in paragraphs 8(ix) and 8(xii) or stock options granted to Corporation Employees) or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), or (b) cash or other assets (other than any regular quarterly dividend payable solely in cash out of retained earnings of the Corporation that may from time to time be fixed by the Board of Directors of the Corporation), having a fair market value (as determined in a resolution adopted by the Board of Directors, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to 10% or more of an amount determined by multiplying the number of shares of Common Stock outstanding on the record date for the determination of holders of Common Stock entitled to receive such distribution, by the Trading Price per share of the Common Stock on such record date, then in each such case the Conversion Ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Trading Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Trading Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

                    (xii) (a) In case the Corporation shall, at any time after the issuance of the Series C Voting Preferred Stock, distribute rights or warrants, other than rights or warrants to purchase Common Stock at a price per share equal to or greater than the Trading Price of the Common Stock on the day next preceding the Trigger Date (as defined below) in respect thereof which are not exercisable until the occurrence of such Trigger Date, pro rata to all holders of Common Stock ("Rights") and the date triggering the exercisability of such Rights (the "Trigger Date") shall have occurred, thus permitting the holders of such Rights irrevocably to exercise any exchange, subscription or purchase rights conferred by such Rights, the Conversion Ratio in effect at the opening of business on the Trigger Date shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the close of business on the day prior to the Trigger Date by a fraction of which the numerator shall be the Trading Price per share of the Common Stock on the day prior to the Trigger Date less the fair market value of the Rights so distributed applicable to one share of Common Stock on the Trigger Date (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution) and the denominator shall be such current Trading Price per share of the Common Stock.

                  (b) Prior to any Trigger Date, the holder of shares of Series C Voting Preferred Stock shall be entitled to receive upon conversion of such shares, in addition to the shares of Common Stock issuable upon conversion of such shares of Series C Voting Preferred Stock (the "Conversion Shares"), the maximum number of the relevant Rights that any holder of a number of shares of Common Stock equal to the number of Conversion Shares owns or is entitled to receive at the time of such conversion in accordance with the terms of and provisions applicable to such Rights.

                  (c) Notwithstanding the foregoing, in the event that the Corporation shall distribute Rights pro rata to all holders of Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section, make proper provision so that each holder of shares of Series C Voting Preferred Stock who converts such shares (or any portion thereof) after the date fixed for the determination of shareholders entitled to receive such Rights and prior to the redemption, expiration, or other termination of the Rights shall be entitled to receive upon such conversion, in addition to the Conversion Shares, a number of Rights to be determined as follows: (1) if such conversion occurs on or prior to the relevant Trigger Date for such Rights, the maximum number of Rights to which any holder of a number of shares of Common Stock equal to the number of Conversion Shares has received or is entitled to receive at the time of such conversion in accordance with the terms and provisions of and applicable to such Rights; and (2) if such conversion occurs after such Trigger Date, the maximum number of Rights to which any holder of the number of shares of Common Stock into which the shares of Series C Voting Preferred Stock so converted were convertible immediately prior to such Trigger Date would have been entitled on such Trigger Date in accordance with the terms and provisions of and applicable to the Rights.

                  (xiii) The reclassification of Common Stock into securities including other than Common Stock (other than any reclassification upon a consolidation or merger) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph 8(xi)), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 8(x)).

                  (xiv) The Corporation may make such adjustments in the Conversion Ratio, in addition to those required by paragraphs 8 (viii), 8(ix), 8(x), 8(xi), 8(xii) and 8(xiii), as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the holders of Common Stock.

                  (xv) No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent in such ratio; provided, however, that any adjustments which by reason of this paragraph 8(xv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8 shall be made to the nearest one-hundredth of a share.

                  (xvi) Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall compute the adjusted Conversion Ratio in accordance with this paragraph 8 and shall prepare a notice stating that the Conversion Ratio has been adjusted and setting forth the adjusted Conversion Ratio that shall forthwith be required, and such notice shall be provided by the Corporation to all holders of Series C Voting Preferred Stock.

                  (xvii) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of shares of Series C Voting Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C Voting Preferred Stock then outstanding.

                  (xviii) The Corporation shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series C Voting Preferred Stock; provided, however, that the Corporation shall not pay any state or federal income taxes owed by any holder of the Series C Voting Preferred Stock. In addition, the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Voting Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                  (9) Put Right. (i) During the 60-day period ending on the Put Date, each Qualified Holder, including Trusts and Separate Arrangements for the benefit of employees of the Unions and members of management, of Series C Voting Preferred Stock shall have the right to put such holder's Series C Voting Preferred Stock to the Corporation, in which event the

Corporation shall be required to elect (the "Put Election") either (a) to repurchase for either cash equal to the Put Price or shares of Common Stock having a Trading Price per share on the Put Date equal to the Put Price, each of such holder's shares of Series C Voting Preferred Stock at the Put Price, or (b) to permit each such holder to elect either (x) to receive the number of shares of Common Stock into which such holder's shares of Series C Voting Preferred Stock are convertible, plus the Excess Amount multiplied by the number of such holder's shares of Series C Voting Preferred Stock which are so converted, or
(y) to have a number of shares of Common Stock equal to the number of shares of Common Stock into which such holder's shares of Series C Voting Preferred Stock are convertible sold on such holder's behalf by the Sales Agent or pursuant to an underwritten public offering and to receive a cash amount equal to (1) the Offering Price per share of Common Stock sold plus (2) the Excess Amount multiplied by the number of such holder's shares of Series C Voting Preferred Stock which have been so converted.

                  (ii) The Corporation shall be required to make the Put Election on or before the sixtieth day prior to the Put Date, to issue a public announcement of its election no later than the sixtieth day prior to the Put Date and, if it has made the election set forth in paragraph 9(i)(b), to deliver promptly to the holders of Series C Voting Preferred Stock an election form for such holders to make either the election set forth in paragraph 9(i)(b)(x) or the election set forth in paragraph 9(i)(b)(y) with respect to their shares of Series C Voting Preferred Stock, which such election may be made with respect to all or a portion of the Series C Voting Preferred Stock held by such holder. Such election form shall be returnable to the Trustees by the Put Date.

                  (iii) Payment by the Corporation to the holders of Series C Voting Preferred Stock of any cash due to them in respect of their exercise of the Put Right shall be made on the Put Payment Date. If the Corporation elects to issue new shares of Common Stock to such holders pursuant to paragraph 9(i)(a), promptly following such election, but not later than the Put Date, the Corporation shall commence efforts to register such new shares under the Securities Act of 1933 (the "1933 Act") and shall use its best efforts to cause such registration to become effective as soon as practicable thereafter. Delivery of such shares to the holders of Series C Voting Preferred Stock shall be made seven days after the effective date of such registration or, if later and the Common Stock is not then Publicly Traded, seven days after delivery to the Corporation of the investment banker's valuation of the Common Stock in accordance with the Letter Agreement. Shares of Series C Voting Preferred Stock with respect to which the Put Right is exercised shall cease to be outstanding for any purpose and shall be retired upon satisfaction of such Put Right.

                  (iv) If on the Put Date, the Board of Directors of the Corporation decides not to repurchase all of the Series C Voting Preferred Stock with respect to which the Put Right has been exercised either (A) for cash or for shares of Common Stock pursuant to paragraph 9(i)(a), or (b) pursuant to the procedures set forth in paragraph 9(i)(b), then on such date and at the end of each succeeding calendar quarter until all of such Series C Voting Preferred Stock shall have been repurchased (collectively, "Partial Repurchase Dates"), the Board of Directors of the Corporation shall use all Available Cash on each such date to repurchase a portion of the Series C Voting Preferred Stock entirely for cash (a "Partial Repurchase") in accordance with paragraph 9(i)(a), but only if and to the extent that the Corporation is not prohibited from making such repurchase under Delaware law or any loan agreement or other instrument to which it is a party or is subject. Any such partial repurchase shall be made pro rata from among each holder of Series C Voting Preferred Stock (including the Trusts and Separate Arrangements) and within each Trust and Separate Arrangement shall be made among the employees who are beneficiaries of such Trust or Separate Arrangement in accordance with the terms of such Trust or Separate Arrangement.

                  (v) The right of a Qualified Holder to put shares of Series C Voting Preferred to the Corporation as specified herein (the "Put Right") may only be exercised by a holder of Series C Voting Preferred Stock. The Put Right shall therefore expire as to any shares of Series C Voting Preferred Stock upon their conversion into shares of Common Stock prior to exercise of the Put Right.

               (10) Definitions. As used herein the following terms shall have the following definitions:

                  (i) "Actual Savings" shall mean: (a) for all holders of the Series C Voting Preferred Stock, other than holders who are members of ALPA, or trusts or other arrangements for the benefit of members of ALPA, or their respective transferees who are Qualified Holders, the aggregate amount of (1) the basic hourly rate of pay in gross dollars which would have been paid, but for the agreements contained in the Compensation Plan Letters, less the basic hourly rate of pay in gross dollars which was paid during the Wage Savings Period, plus (2) the vacation liability which would have been accrued prior to use but for the agreements contained in the Compensation Plan Letters, other than the ALPA Compensation Plan Letter, less the vacation rate which has been accrued prior to use during the Wage Savings Period, in each case for each employee employed at any time during the Wage Savings Period; and (b) for all holders of the Series C Voting Preferred Stock who are members of ALPA, or trusts or other arrangements for the benefit of members of ALPA, or their respective transferees who are Qualified Holders, the aggregate amount of (1) the basic hourly rate of pay in gross dollars which would have been paid, but for the agreements contained in the ALPA Compensation Plan Letters, less the basic hourly rate of pay in gross dollars which was paid during the Wage Savings Period, plus (2) $60.250 million, such amount to be allocated monthly pro rata over the Wage Savings Period.

                  (ii) "Available Cash" shall mean, on any given date, cash held by the Corporation and its subsidiaries, or available under existing revolving credit agreements, which is in excess of all of their then currently anticipated needs to use such cash for operating and capital requirements, including service of debt, budgeted capital expenditures and all other obligations, within a period of one year from such date, taking into account reasonably anticipated sources of cash during such one-year period, but any of such cash held by a subsidiary of the Corporation shall be included in the foregoing determination of Available Cash only if and to the extent that such cash may be made available to the Corporation pursuant to applicable law or any loan agreements or instruments to which the Corporation or any of its subsidiaries is a party or is subject.

                  (iii) "Corporation Employee" shall mean any person who is the current or former employee of the Corporation or one of its subsidiaries to whom Employee Stock is allocated under the Plans or under any Separate Arrangements.

                  (iv) "Compensation Plan Letters" shall mean the letter agreements by and among the Corporation, Northwest and each of the Unions, entered into July and/or August 1993, providing for the reduction of the basic hourly rate of pay and vacation accrual of the employees represented by such Unions.

                  (v) "Currently Outstanding Common Stock" shall mean (a) the 80,000 shares of the Common Stock held by the Existing Common Stockholders as of August 1, 1993 and (b) at such time as such shares are issued, the shares of Common Stock to be issued to holders of the Series A Preferred Stock and Series B Preferred Stock of the Corporation as contemplated by the Letter Agreements.

                  (vi) "Employee Stock" shall mean the shares of (i) Series C Voting Preferred Stock and (following any exercise of the Special Conversion Option, Common Stock) to be issued pursuant to the Letter Agreements and (ii) Common Stock issued upon conversion of Series C Voting Preferred Stock, in each case excluding any shares not held by a Qualified Holder.

                  (vii) "Excess Amount" shall mean a cash amount per share of Series C Voting Preferred Stock equal to the excess of (i) the Put Price over
(ii) the Offering Price multiplied by the number of shares of Common Stock into which one share of Series C Voting Preferred Stock may then be converted upon the exercise by a holder of the election described in paragraph 9(i)(b)(y).

                  (viii) "Existing Common Stockholders" shall mean the holders of the Common Stock as of the date of the Letter Agreements.

                  (ix) "Letter Agreements" shall mean the Letter Agreements by and among the Corporation, Northwest and each of the Unions.

                  (x) "Offering Price" shall mean (a) in the event the Common Stock is Publicly Traded and holders of less than 10% of the outstanding Series C Voting Preferred Stock elect to have their shares of Common Stock sold pursuant to paragraph 9(i)(b)(y), the average of the net prices received by the Sales Agent for the sale of all such shares in open market transactions at prevailing market prices during the period from the 10th through the 80th day following the Put Date (the "Sales Period"); (b) in the event that the Common Stock is not Publicly Traded and holders of less than 10% of the outstanding Series C Voting Preferred Stock elect to have their shares of Common Stock sold pursuant to paragraph 9(i)(b)(y), the value per share determined by an investment banking firm in accordance with the procedures specified in the last four sentences of paragraph 10(xviii); and (c) whether or not the Common Stock is Publicly Traded, in the event that holders of greater than 10% of the then outstanding Series C Voting Preferred Stock elect to have their shares of Common Stock publicly sold pursuant to paragraph 9(i)(b)(y), the net price per share received by such holders for the sale of such shares by means of a single underwritten public offering, such underwritten public offering to be conducted by the Corporation during the Sales Period in accordance with the terms of the Registration Rights Agreement dated as of July 21, 1989, as amended, by and among the Corporation and the then existing common stock holders of the Corporation, it being understood that the Corporation shall use its best efforts to cause such underwritten public offering to take place no later than the 80th day following the Put

Date. The Sales Agent, in the event clause (a) of the preceding sentence is applicable, or the underwriters, in the event clause (c) of the preceding sentence is applicable, shall be required to (1) obtain the highest practicable price per share for all shares of Common Stock sold by them, (2) use their best efforts to obtain a wide distribution of such shares, and (3) refrain from knowingly selling shares constituting more than 2% of the then outstanding voting capital stock of the Corporation to (A) any one person, entity or related group of persons or entities or (B) any person, entity or related group of persons or entities which, after such sale, would own shares constituting in the aggregate more than 3% of the then outstanding voting capital stock of the Corporation.

                  (xi) "Publicly Traded" shall mean that, with respect to any class of stock, shares of such class of stock are listed on the New York Stock Exchange or the American Stock Exchange or quoted on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); provided, however, that such stock shall continue to be deemed to be Publicly Traded notwithstanding any temporary suspension of trading of not more than five business days on such stock exchange or quotation system due to general economic or market conditions, limited distribution or trading of such stock or other factors.

                  (xii) "Put Date" shall mean August 1, 2003.

                  (xiii) "Put Payment Date" shall mean the 90th day following the Put Date or, if later and the provisions of paragraph 10(ix)(c) are applicable, the closing date for the underwritten public offering referred to in paragraph 10 (ix)(c).

                  (xiv) "Put Price" shall mean, with respect to the shares of Series C Voting Preferred Stock held by, or for the benefit of, the employees of any Union, or held by, or for the benefit of, the management employees, an amount in cash equal to (a) the quotient of (x) the Actual Savings realized by the Corporation pursuant to the Compensation Plan Letters, or with respect to the management employees, during the Wage Savings Period divided by (y) the total number of such shares of Series C Voting Preferred Stock to be issued by the Corporation, without taking into account the conversion of any shares of the Series C Voting Preferred Stock, plus (b) an amount in cash equal to all accrued but unpaid dividends per share of such stock.

                  (xv) "Qualified Holder" shall mean with respect to a share of Employee Stock any person who (a) is the Corporation Employee to whom such stock is distributed from the Trusts or pursuant to the Separate Arrangements, (b) is a trustee or custodian under any Separate Arrangement, a qualified plan maintained by the Corporation or an individual retirement account of a Corporation Employee referred to in clause (a) above or such employee's death beneficiary, (c) is the spouse or child of a Corporation Employee referred to in clause (a) above, or a trust for the benefit of such spouse or child, to whom such stock is transferred by such employee, or (d) in the event of the death of a Corporation Employee referred to in clause (a) above, is an heir, executor, administrator, testamentary trustee or legatee of such employee by operation of such employee's will or the laws of intestacy.

                  (xvi) "Sales Agent" shall mean a member firm of the New York Stock Exchange to be selected by the Corporation to conduct sales of Common Stock on behalf of holders of Series C Voting Preferred Stock in accordance with the procedures set forth in paragraph 10(ix)(a).

                  (xvii) "Series C Directors" shall mean the directors of the Corporation elected by the holders of the Series C Voting Preferred Stock pursuant to paragraph 7(ii).

                  (xviii) "Trading Price" shall mean for any date the average of the daily closing prices of the Common Stock (1) for purposes of paragraph 9(i), during the 30 calendar days beginning on the Put Date and (2) for all other purposes, during the 30 calendar days ending on such date. The closing price for each day shall be the reported last sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on NASDAQ. In the event the Common Stock is not Publicly Traded, the Series C Directors shall select a nationally recognized investment banking firm from a list of five such firms to be provided by the chief executive officer of the Corporation on the Put Date, to value such stock. Any fees and expenses associated with such valuation shall be borne by the Corporation. Such firm shall deliver such valuation to the Corporation within 60 days after it has been retained, and the value per share so determined by such firm shall constitute the Trading Price for purposes hereof. For purposes of its valuation in connection with clause (a) or (b) of paragraph 9(i), such firm shall assume that the shares of Common Stock to be issued pursuant to clauses (a) or (b) of paragraph 9(i) have been fully distributed.

                  (xix) "Unions" shall mean ALPA, the International Brotherhood of Teamsters (the "IBT"), the International Association of Machinists and Aerospace Workers (the "IAM"), the Transport Workers Union of America ("TWU"), the Airline Technical Support Association ("ATSA") and the Northwest Airlines Meteorologists Association ("NAMA") (individually, each a "Union").

                  (xx) "Wage Savings Date" shall mean August 1, 1993.

                  (xxi) "Wage Savings Period" shall mean with respect to those shares held by, or for the benefit of, (a) members of the IAM, the 38-month period commencing on the Wage Savings Date, (b) members of ATSA, the 40-month period commencing on the Wage Savings Date, and (c) members of each other Union and the management employees, the 36-month period commencing on the Wage Savings Date.

                                                                       EXHIBIT D

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                  SERIES D JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                          NEWBRIDGE PARENT CORPORATION

             (which shall be renamed Northwest Airlines Corporation)

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                               -------------------



                  Newbridge Parent Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting on November 20, 1998:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Company's Certificate of Incorporation, as amended to date (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations thereof, as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series D Junior Participating Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series D Preferred Stock.

                  Section 2.  Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D

Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share of the Company (the "Common Shares") and of any other stock of the Company ranking junior to the Series D Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares, declared on the Common Shares since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Company shall at any time after November 20, 1998, declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) The Company shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in shares of Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series D Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series D Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Shares of the Company are entitled to vote. In the event the Company shall at any time after November 20, 1998, declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series D Preferred Stock and the holders of Common Shares and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

                  Section 4.  Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Company shall not:

                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (as to dividends) to the Series D Preferred Stock;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (as to dividends) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series D Preferred Stock or rights, warrants or options to acquire such junior stock;

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this
         Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.

                  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Shares or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time after November 20, 1998 declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is converted, exchanged or converted. In the event the Company shall at any time after November 20, 1998 declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The shares of Series D Preferred Stock shall not be redeemable from any holder.

                  Section 9. Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to all other series of Preferred Stock and senior to the Common Shares.

                  Section 10. Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely, then the holders of the Series D Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series D Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.